==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                            ----------------------


                                SCHEDULE 14D-9

              SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION
                14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  CHIREX INC.
                           (Name of Subject Company)

                                  CHIREX INC.
                     (Name of Person(s) Filing Statement)


                    COMMON STOCK, $.01 PAR VALUE PER SHARE
                        (Title of Class of Securities)

                                   170038103
                     (CUSIP Number of Class of Securities)
                           ------------------------

                           Thomas I. H. Dubin, Esq.
                 Vice President, General Counsel and Secretary
                                  ChiRex Inc.
                        300 Atlantic Street, Suite 402
                          Stamford, Connecticut 06901
                           Telephone: (203) 351-2300

          (Name, address and telephone number of person authorized to receive notice and communication on behalf of the person(s)
                               filing statement)

                                With a copy to:

                            Philip A. Gelston, Esq.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                           New York, New York 10019

[x] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


==============================================================================